Exhibit 2.2

FIFTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Fifth Amendment to Business Combination Agreement (this “Amendment”) is entered into as of August 16, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);

WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;

WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;

WHEREAS, the Parties previously entered into that certain Third Amendment to Business Combination Agreement, dated March 9, 2024, to among other things, extend the Outside Date (as defined in the BCA) to July 31, 2024;

WHEREAS, the Parties previously entered into that certain Fourth Amendment to Business Combination Agreement, dated July 19, 2024, to among other things, extend the Outside Date (as defined in the BCA) to September 3, 2024;

WHEREAS, the Parties desire to further amend the BCA to extend the Outside Date; and

WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.

2.Amendment to BCA.

(a)Section 10.1(c).Section 10.1(c) of the BCA is hereby amended and restated in its entirety to read as follows:

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“by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before December 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by ParentCo) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;”

3.Effect on BCA. Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.

4.Prior Agreements. This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

5.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6.Counterparts, Facsimile Signatures. This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.

[Signature page to follow.]

IN WITNESS WHEREOF, this Fifth Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SPAC

Iris Acquisition Corp

By:	/s/ Sumit Mehta
Name:	Sumit Mehta
Title:	Chief Executive Officer

COMPANY

Liminatus Pharma, LLC

By:	/s/ Chris Kim
Name:	Chris Kim
Title:	CEO, Secretary and Treasurer

PARENTCO

Iris Parent Holding Corp.

By:	/s/ Chris Kim
Name:	Chris Kim
Title:	CEO, Secretary and Treasurer

Signature Page to Fifth Amendment to Business Combination Agreement